As filed with the Securities and Exchange Commission on February 14, 2020

Registration No. 333-225740

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Registration Statement No. 333-225740

to

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Highlands Bankshares, Inc. (Exact name of registrant as specified in its charter)
Virginia (State or other jurisdiction of incorporation or organization)	54-1796693 (I.R.S. Employer Identification No.)
340 West Main Street Abingdon, Virginia (Address of Principal Executive Offices)	24210 (Zip Code)

Highlands Bankshares, Inc. 2018 Restricted Stock Plan

(Full title of the plan)

William P. Stafford, II

Chief Executive Officer

First Community Bankshares, Inc.

P.O. Box 989

Bluefield, Virginia 24605-0989

(Name and address of agent for service)

(276) 326-9000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☑	Smaller reporting company ☑

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment relates to Registration Statement No. 333-225740 on Form S-8 registering 250,000 shares of Highlands Bankshares, Inc. common stock, par value $0.625 per share (the “Common Stock”) in connection with the Highlands Bankshares, Inc. 2018 Restricted Stock Plan (the “Registration Statement”).

On December 31, 2019, pursuant to the Agreement and Plan of Merger, dated as of September 11, 2019, by and between First Community Bankshares, Inc. (“First Community”) and Highlands Bankshares, Inc. (“Highlands”), Highlands merged with and into First Community (the “Merger”). As a result of the Merger, Highlands ceased to exist as of 5:01 p.m. on December 31, 2019.

Upon the completion of the Merger, each outstanding share of the Common Stock was converted into the right to receive 0.2703 shares of First Community common stock. Shares of the Common Stock are no longer quoted on the OTCQX Marketplace.

As a result of the Merger, Highlands has terminated the offering of securities pursuant to the Registration Statement.  In accordance with the undertakings made by Highlands in the Registration Statement to remove from registration by means of a post-effective amendment any of its securities being registered under the Registration Statement that remain unsold at the termination of the offering, First Community (as successor to Highlands) hereby terminates the effectiveness of the Registration Statement and deregisters any and all shares of the Common Stock originally reserved for issuance under the 2018 Restricted Stock Plan covered by the Registration Statement and registered under the Registration Statement, which remain unsold or unissued as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant (as successor to Highlands) certifies that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Bluefield, Virginia, on this 14th day of February, 2020.

FIRST COMMUNITY BANKSHARES, INC. (as successor to Highlands Bankshares, Inc.)

By:	/s/David D. Brown
David D. Brown Chief Financial Officer

Note: No other person is required to sign this Post-Effective Amendment to the Registration Statement on Form S-8 in reliance on Rule 478 of the Securities Act of 1933, as amended.